Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, No. 333- 105934, No. 333- 129986, No. 333-136295, No. 333-147986, No. 333-151560, No. 333-173146, No. 333- 189232, No. 333-192723 and No. 333-200806 on Form S-8, and No. 333-173348 on Form S-3 of our report dated March 23, 2015, relating to the consolidated financial statements of The Gap, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2015.

/s/ Deloitte & Touche LLP

San Francisco, California
March 23, 2015